CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2006, except for the restatement discussed in Note 16 to the consolidated financial statements as to which the date is August 14, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of INX Inc. (formerly I-Sector Corporation) on Form 10-K/A for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of INX Inc. (formerly I-Sector Corporation) on Forms S-8 (File No. 333-41001, effective November 25, 1997 and File No. 333-60320, effective May 7, 2001).
/s/ GRANT THORNTON LLP

Houston, Texas
August 17, 2006